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                                                                      EXHIBIT 11


                 KENT ELECTRONICS CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


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
                                                                                    Fiscal Years Ended
                                                      ----------------------------------------------------------------------------
                                                                   April 3, 1999                        March 28, 1998
                                                      -----------------------------------     ------------------------------------
                                                                                Per-Share                               Per-Share
                                                         Income      Shares      Amount         Income         Shares    Amount
                                                      -------------  ------     --------      -----------      ------   ---------
BASIC EARNINGS PER SHARE
Net Earnings                                              $182      27,674           $0.01       $35,426      26,598     $ 1.33
                                                                                     =====                               ======
EFFECT OF DILUTIVE SECURITIES
Excess of shares issuable upon exercise of stock             -         425                             -       1,499
    options over shares deemed retired utilizing
    the treasury stock method
Convertible preferred stock of pooled company                -           -                             -           -
Warrants of pooled company                                   -           -                             -           -
                                                      --------      ------                       -------      ------
DILUTED EARNINGS PER SHARE
Net earnings plus assumed conversions                     $182      28,099           $0.01       $35,426      28,097     $ 1.26
                                                      ========      ======           =====       =======      ======     ======

                                                         Fiscal Years Ended
                                                   ---------------------------------
                                                           March 29, 1997
                                                   -----------------------------------
                                                                             Per-Share
                                                    Income         Shares     Amount
                                                   --------        ------    ---------
 BASIC EARNINGS PER SHARE
Net Earnings                                          $27,621      25,580       $1.08
                                                                                =====
EFFECT OF DILUTIVE SECURITIES
Excess of shares issuable upon exercise of                  -       1,508
    stock options over shares deemed retired
     utilizing
    the treasury stock method
Convertible preferred stock of pooled company               -         293
Warrants of pooled company                                  -         199
                                                      -------      ------
DILUTED EARNINGS PER SHARE
Net earnings plus assumed conversions                 $27,621      27,580       $1.00
                                                      =======      ======       =====
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